UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2026

AirJoule Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-41151	86-2962208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34361 Innovation Drive Ronan, Montana	59864
(Address of principal executive offices)	(Zip Code)

(800) 942-3083

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AIRJ	Nasdaq Capital Market
Warrants to purchase Class A common stock	AIRJW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 28, 2026, AirJoule Technologies Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, through a registered direct offering (the “Offering”) subject to and upon the terms and conditions set forth therein, 3,658,536 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”). The offering price per share of Common Stock is $4.10. The Offering is expected to close on June 1, 2026.

The material terms of the Offering are described in the final prospectus supplement, dated May 28, 2026 (the “Prospectus Supplement”), which was filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on June 1, 2026, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

As described in the Prospectus Supplement, the net proceeds from the Offering are expected to be approximately $14.2 million, after deducting the placement agent’s fees and estimated Offering expenses. The Company intends to use the net proceeds of the Offering for the commercialization of its AirJoule Core and Prime systems and for general corporate purposes.

Pursuant to the Purchase Agreement, the Company has agreed not to sell, transfer or otherwise dispose of any shares of Common Stock or debt securities of the Company for a period beginning from the date of the Purchase Agreement and ending 30 days after the closing date of the Offering without first obtaining the written consent of the Placement Agent (as defined below), subject to certain exceptions.

The Purchase Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Investors against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Investors may be required to make because of any of those liabilities.

In connection with the Offering, the Company also entered into a Placement Agency Agreement (the “Placement Agency Agreement”), dated as of May 28, 2026, with Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the sole placement agent for the issuance and sale of the shares of Common Stock pursuant to the Purchase Agreement.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Purchase Agreement and the Placement Agency Agreement, which are attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

A copy of the legal opinion of Latham & Watkins LLP relating to the validity of the issuance and sale of the Common Stock in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 5.07. Submission of Matters to a Vote of Security Holders

The 2026 Annual Meeting of Shareholders of the Company was held on May 28, 2026 (the “Annual Meeting”). At the Annual Meeting, the shareholders of the Company (i) elected two Class II directors to the Board for a term of three years expiring at the Company’s annual meeting of shareholders to be held in 2029, or, for each, until his or her successor is duly elected and qualified (the “Director Election Proposal”) and (ii) ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”). The voting results for each proposal were as follows:

Proposal 1: Director Election Proposal

	For	Withheld	Broker Non-Votes
Thomas E. Murphy	42,201,240	80,539	10,090,600
Denise B. Sterling	42,159,639	122,140	10,090,600

Proposal 2: Auditor Ratification Proposal

For	Against	Abstain
52,357,868	11,878	2,633

Item 7.01. Regulation FD Disclosure

On May 28, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01 Financial Statements and Exhibits

5.1	Opinion of Latham & Watkins LLP
10.1	Securities Purchase Agreement, dated May 28, 2026, by and between the Company and the Investors.
10.2	Placement Agency Agreement, dated May 28, 2026, by and between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
99.1	Press Release of AirJoule Technologies Corporation, dated May 28, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRJOULE Technologies Corporation

Date: June 1, 2026	By:	/s/ Stephen S. Pang
	Name:	Stephen S. Pang
	Title:	Chief Financial Officer